As filed with the Securities and Exchange Commission on March 31, 2008

Registration No. 333- 145152

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT No. 1
TO

Form S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENPACT LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	98-0533350
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Canon’s Court
22 Victoria Street
Hamilton HM
Bermuda

(Address of Principal Executive Offices)

Genpact Limited 2007 Omnibus Incentive Compensation Plan
Genpact Global Holdings 2007 Stock Option Plan
Genpact Global Holdings 2006 Stock Option Plan
Gecis Global Holdings 2005 Stock Option Plan

(Full Title of Plans)

Victor Guaglianone, Esq.

1251 Avenue of the Americas

New York, NY 10020

(646) 624-5929

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Timothy G. Massad, Esq.

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

(212) 474-1000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee (3)
Common Shares, par value $0.01 per share	9,974,509	(2)	16.13		160,838,958	4,937.76
Common Shares, par value $0.01 per share	8,579,212	(4)	16.24	(4)	139,349,606	4,278.03
Common Shares, par value $0.01 per share	4,685,595	(5)	8.73	(5)	40,910,208	1,255.94
Common Shares, par value $0.01 per share	10,760,684	(6)	3.77	(6)	40,520,424	1,243.98
TOTAL	34,000,000		—		381,619,196	11,715.71	(7)

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover additional Common Shares which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transactions effected without consideration which results in an increase in the number of the Registrant’s shares of outstanding Common Shares.  In addition, this Registration Statement covers the resale by certain Selling Shareholders named in the Prospectus included in and filed with this Form S-8 of certain of the shares of Registrant’s Common Shares subject to this Registration Statement, for which no additional registration fee is required pursuant to Rule 457(h)(3).

(2)

Represents (i) 9,602,707 Common Shares previously issued or reserved for future issuance under the Genpact Limited 2007 Omnibus Incentive Compensation Plan and (ii) 371,802 Common Shares previously issued under the Gecis Global Holdings 2005 Stock Option Plan.

(3)

Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 based on the average of the high and low prices of Common Shares reported on The New York Stock Exchange on August 3, 2007.

(4)	Represents 8,579,212 Common Shares subject to options outstanding under the Genpact Global Holdings 2007 Stock Option Plan at a weighted average exercise price of $16.24 per share.

(5)	Represents 4,685,595 Common Shares subject to options outstanding under the Genpact Global Holdings 2006 Plan at a weighted average exercise price of $8.73 per share.

(6)	Represents 10,760,684 Common Shares subject to options outstanding under the Gecis Global Holdings 2005 Stock Option Plan at a weighted average exercise price of $3.77 per share.

(7)	Previously paid.

EXPLANATORY NOTE

This Amendment No. 1 is being filed solely for the purpose of correcting an error in the “Experts” section of the prospectus which forms part of the Registration Statement on Form S-8 (File No. 333-145152), amending Item 8 of Part II of the Registration Statement and replacing the consent of KPMG filed as Exhibit 23.1 to the Registration Statement with the consent of KPMG filed herewith as Exhibit 23.1. No other changes or additions are being made hereby to the prospectus which forms part of the Registration Statement or to Part I or II of the Registration Statement. Accordingly, the prospectus (other than the “Experts” section) and Part I and II of the Registration Statement have been omitted from this filing.

EXPERTS

The consolidated/combined financial statements of Genpact Global Holdings SICAR S.à.r.l. as of December 31, 2005 and 2006, and for each of the years in the three-year period ended December 31, 2006, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2005 and 2006, consolidated financial statements contains an explanatory paragraph that states that prior to December 30, 2004, the business of Genpact Global Holdings SICAR S.à.r.l. was conducted through various entities and divisions that were wholly-owned by General Electric Company. On December 30, 2004, in the 2004 Reorganization, General Electric Company transferred such operations to Genpact Global Holdings SICAR S.à.r.l. and sold a 60% interest in Genpact Global Holdings SICAR S.à.r.l. through a series of integrated transactions. As these transactions resulted in a change of control of the business, the acquisition was accounted for under the purchase method under Statement of Financial Accounting Standards No. 141, Business Combinations. Consequently, our financial statements for the periods after the acquisition are presented on a new basis of accounting and are not directly comparable to the financial statements for the period prior to the acquisition.

Part II

Item 8.  Exhibits.

Exhibit Number	Description
23.1	Consent of KPMG

24.1	Powers of Attorney (incorporated by reference to Exhibit No. 24.1 of the Registration Statement of Genpact Limited, Registration No. 333-142875).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City in the State of New York, on the 31st day of March, 2008.

Genpact Limited

/s/ Victor Guaglianone
Name: Victor Guaglianone
Title: Senior Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on March 31, 2008.

Signature	Title	Date

	President, Chief Executive	March 31, 2008
*	Officer and Director
Pramod Bhasin	(Principal Executive Officer)

*	Chief Financial Officer	March 31, 2008
Vivek N. Gour

*	Director	March 31, 2008
John Barter

*	Director	March 31, 2008
J Taylor Crandall

*	Director	March 31, 2008
Steven A. Denning

*	Director	March 31, 2008
Mark F. Dzialga

*	Director	March 31, 2008
Rajat Gupta

*	Director	March 31, 2008
Jagdish Khattar

*	Director	March 31, 2008
James C. Madden

*	Director	March 31, 2008
Denis J. Nayden

*	Director	March 31, 2008
Robert G. Scott

*	Director	March 31, 2008
A. Michael Spence

*By: /s/ Victor Guaglianone
Victor Guaglianone	Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
23.1	Consent of KPMG

24.1	Powers of Attorney (incorporated by reference to Exhibit No. 24.1 of the Registration Statement of Genpact Limited, Registration No. 333-142875).